Designated Filer:	Seahawk SPV Investment LLC
Issuer & Ticker Symbol:	BlackSky Technology Inc. [BKSY]
Date of Event Requiring Statement:	September 9, 2021

Exhibit 99.1

Explanation of Responses:

(1)
Pursuant to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 17, 2021 (the “Merger Agreement”), by and among of BlackSky Technology Inc. (f/k/a Osprey Technology Acquisition Corp.) (the “Issuer”),  Osprey Technology Merger Sub, Inc., and BlackSky Holdings, Inc. (“BlackSky”), each outstanding Class A common stock of  BlackSky was converted into the right to receive shares of Class A common stock, par value $0.0001 per share, of the Issuer (the “Class A Common Stock”) in accordance with exchange ratio set forth in the Merger Agreement.

(2)
Reflects securities directly held by Seahawk SPV Investment LLC (“Seahawk”).  Seahawk is a direct wholly-owned subsidiary of Thales Alenia Space US Investment LLC (“TAS US”), which, in turn, is a wholly-owned subsidiary of Thales Alenia Space S.A.S (“TAS”). TAS is a joint venture whose majority owner is Thales S.A., a French public company (“Thales”). By reason of their relationships, TAS US, TAS and Thales may be deemed to share the power to vote or to direct the vote, or to dispose or direct the disposition of the shares held by Seahawk and may be deemed to have shared beneficial ownership of the shares held directly by Seahawk.  Each of TAS US, TAS and Thales disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

(3)
In connection with the Merger,  the Issuer assumed certain warrants to purchase Class A Common Stock issued by Blacksky to Seahawk pursuant to: (i) a Warrant to Purchase Stock, dated June 27, 2018; (ii) a Warrant to Purchase Stock; (iii) a Warrant to Purchase Stock, dated October 31, 2019; and (iv) a Warrant to Purchase Stock, dated October 31, 2019 (collectively, the “Warrants”).  The underlying shares of Class A Common Stock issuable under each of the Warrants gives effect to the exchange ratio set forth in Merger Agreement.